EXECUTION COPY
Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE TORONTO-DOMINION BANK
CARDINAL MERGER CO.
AND
COMMERCE BANCORP, INC.
DATED AS OF OCTOBER 2, 2007

TABLE OF CONTENTS

ARTICLE I THE MERGER	1

1.1. The Merger	1
1.2. Effective Time	1
1.3. Effects of the Merger	1
1.4. Closing of the Merger	2
1.5. Certificate of Incorporation	2
1.6. Bylaws	2
1.7. Board of Directors	2
1.8. Officers	2

ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES	2

2.1. Effect on Company Common Stock	2
2.2. No Fractional Shares	3
2.3. Merger Sub Capital Stock; Issuance of Surviving Company Common Stock	3
2.4. Treatment of Options and Other Stock Based Awards	4
2.5. Reservation of Right to Revise Structure	5
2.6. Withholding	5
2.7. Certain Adjustments	5

ARTICLE III EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION	6

3.1. Parent to Make Merger Consideration Available	6
3.2. Exchange of Certificates	6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

4.1. Corporate Organization	7
4.2. Capitalization	9
4.3. Authority; No Violation	11
4.4. Consents and Approvals	12
4.5. SEC Documents; Other Reports; Internal Controls	12
4.6. Financial Statements; Undisclosed Liabilities	14
4.7. Broker’s Fees	14
4.8. Absence of Certain Changes or Events	14
4.9. Legal Proceedings	15
4.10. Taxes	16
4.11. Employees; Employee Benefit Plans	17
4.12. Board Approval; Shareholder Vote Required	19
4.13. Compliance With Applicable Law	20
4.14. Certain Contracts	21
4.15. Agreements With Regulatory Agencies	22
4.16. Company Information	23

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4.17. Title to Property	23
4.18. Insurance	24
4.19. Environmental Liability	24
4.20. Opinion Of Financial Advisor	25
4.21. Intellectual Property	25
4.22. Loan Matters	25
4.23. Transactions with Affiliates	26
4.24. Community Reinvestment Act Compliance	26
4.25. Labor Matters	27
4.26. Derivative Instruments and Transactions	27
4.27. Approvals	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT	28

5.1. Corporate Organization	28
5.2. Capitalization	28
5.3. Authority; No Violation	29
5.4. Consents and Approvals	30
5.5. SEC Documents; Other Reports; Internal Controls	31
5.6. Financial Statements; Undisclosed Liabilities	32
5.7. Broker’s Fees	32
5.8. Absence of Certain Changes or Events	32
5.9. Legal Proceedings	33
5.10. Board Approval; No Shareholder Vote Required	33
5.11. Compliance With Applicable Law	33
5.12. Agreements With Regulatory Agencies	33
5.13. Financing	34
5.14. Parent Information	34
5.15. Approvals	34

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS	34

6.1. Conduct of Business Prior to the Effective Time	34
6.2. Company Forbearances	34
6.3. No Fundamental Parent Changes	38
6.4. Company Dividends	39

ARTICLE VII ADDITIONAL AGREEMENTS	39

7.1. Regulatory Matters	39
7.2. Access to Information	40
7.3. Shareholder Approval	41
7.4. Acquisition Proposals	42
7.5. Reasonable Best Efforts	44
7.6. Affiliates	44
7.7. Employees; Employee Benefit Plans	45
7.8. Indemnification; Directors’ and Officers’ Insurance	47

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7.9. Advice of Changes	49
7.10. Financial Statements and Other Current Information	49
7.11. Stock Exchange Listing	49
7.12. Takeover Laws	49
7.13. Stockholder Litigation	50
7.14. Transition Committee	50
7.15. DRIP and Purchase Plan	50
7.16. Investment Portfolio Management	50
7.17. Sale of Commerce Banc Insurance Services, Inc.	51

ARTICLE VIII CONDITIONS PRECEDENT	51

8.1. Conditions to Each Party’s Obligation to Effect the Merger	51
8.2. Conditions to Obligations of Parent	52
8.3. Conditions to Obligations of the Company	52

ARTICLE IX TERMINATION	53

9.1. Termination	53
9.2. Effect of Termination	54

ARTICLE X GENERAL PROVISIONS	55

10.1. Nonsurvival of Representations, Warranties and Agreements	55
10.2. Amendment	55
10.3. Extension; Waiver	55
10.4. Expenses	56
10.5. Notices	56
10.6. Interpretation	57
10.7. Counterparts	57
10.8. Entire Agreement	57
10.9. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	57
10.10. Specific Performance	58
10.11. Severability	59
10.12. Publicity	59
10.13. Assignment; Third Party Beneficiaries	59
10.14. Construction	59
Exhibit A            Form of Affiliate Letter

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INDEX OF DEFINED TERMS

Acquisition Proposal	43
Advisers Act	21
affiliate	26
Agreement	1
Bank Subsidiaries	9
BHC Act	8
Business Day	2
Canadian GAAP	8
CBIS	9
Certificate of Merger	1
Certificates	6
Change in Company Recommendation	41
Closing	2
Closing Date	2
Code	4
Commerce Bank	9
Commerce North	9
Company	1
Company Board Approval	19
Company Common Stock	2
Company Confidentiality Agreement	41
Company Contract	22
Company Disclosure Schedule	7
Company Eligible Employees	45
Company Employees	18
Company Option	4
Company Preferred Stock	9
Company Recommendation	41
Company Regulatory Agreement	23
Company Reports	12
Company Shareholders Meeting	41
Company Stock Incentive Plans	5
Consent Order	15
control	26
Conversion Rate	3
CRA	26
Derivative Transaction	27
DRIP and Purchase Plan	4
Effective Time	1
Employment Agreements	45
End Date	53
Environmental Laws	24
Equity Pool Amount	46
ERISA	17
ERISA Affiliate	18
Exchange Act	13
Exchange Agent	6
Exchange Ratio	3
FDIC	9
FHLB	9
Form F-4	12
Governmental Entity	12
Hazardous Substances	24
HSR Act	12
incentive stock options	4
Indemnified Parties	47
Injunction	51
Insider	15
Insider-Related Parties	15
Insurance Amount	48
IntermediateCo	3
Investment Company Act	21
knowledge	57
Law	11
Liens	10
Loans	25
Material Adverse Effect	8
Merger	1
Merger Consideration	3
Merger Sub	1
NJBCA	1
Notice Period	42

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OCC	15
Parent	1
Parent Common Shares	3
Parent Confidentiality Agreement	41
Parent Disclosure Schedule	28
Parent Options	4
Parent Preferred Shares	28
Parent Process Agent	58
Parent Regulatory Agreement	33
Parent Reports	31
Pennsylvania Commerce	9
person	57
Plans	18
Proprietary Rights	25
Proxy Statement/Prospectus	12
Representatives	42
Required Company Vote	19
Requisite Regulatory Approvals	51
SEC	10
Securities Act	13
Severance Plan	45
Significant Subsidiaries	9
Specified Orders	22
Specified Regulatory Matters	15
Stock Option Exchange Ratio	4
Subsidiary	9
Superior Proposal	43
Surviving Company	1
Tax	17
Tax Return	17
Taxes	17
TD Banknorth Plans	45
Termination Payment	54
Topco	3
Transition Committee	50
U.S. GAAP	8

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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Cardinal Merger Co., a New Jersey corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) and Commerce Bancorp, Inc., a New Jersey corporation (the “Company”).
          WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”); and
          WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the Merger and related transactions contemplated hereby are in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) agreed to submit this Agreement for approval by the Company’s shareholders at the Company Shareholders Meeting and to recommend that the shareholders of the Company approve this Agreement at the Company Shareholders Meeting.
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “NJBCA”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey.
     1.2. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the New Jersey Department of the Treasury, Division of Commercial Recording in accordance with the relevant provisions of the NJBCA and other applicable New Jersey Law and shall make such other filings or recordings required under the NJBCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New Jersey Department of the Treasury, Division of Commercial Recording, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the NJBCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
     1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the NJBCA.

     1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on (i) the date that is the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed upon by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York, U.S.A. or Toronto, Ontario, Canada are required or authorized by Law to be closed.
     1.5. Certificate of Incorporation. The certificate of incorporation, as amended, of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.
     1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.
     1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
     1.8. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.
ARTICLE II
CONSIDERATION; EXCHANGE PROCEDURES
     2.1. Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”):

          (a) All shares of Company Common Stock that are (i) owned directly by the Company as treasury stock, (ii) owned directly by Parent or (iii) owned directly by Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned Subsidiary (other than, in the case of clauses (ii) and (iii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and no common shares, no par value per share, of Parent (“Parent Common Shares”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent (other than any Subsidiary of Parent described in Section 2.1(a)(iii) above), other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted, shall remain outstanding, and no Parent Common Shares, cash or other consideration shall be delivered in exchange therefor.
          (b) Except as otherwise provided in Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) 0.4142 Parent Common Shares (the “Exchange Ratio”), and (ii) an amount in cash equal to $10.50. For the purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2 below).
     2.2. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Parent Common Shares shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Parent Common Shares) by the average of the daily volume weighted average prices of Parent Common Shares based on information reported by the Toronto Stock Exchange as reported in The Toronto Stock Exchange Daily Record (with each such trading day’s applicable price converted into United States dollars using the spot exchange rate reported with respect to such day by The Wall Street Journal (or such other publication as may be mutually agreed to by Parent and the Company) (such conversion rate, the “Conversion Rate”)), for the five trading days immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     2.3. Merger Sub Capital Stock; Issuance of Surviving Company Common Stock. (a) Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of redeemable preferred stock of the Surviving Company.
          (b) In exchange for, and in consideration of, (i) Parent causing its wholly owned subsidiary, Cardinal Intermediate Co. (“IntermediateCo”), which as of the date hereof owns 100% of the outstanding capital stock of Merger Sub and is a wholly-owned subsidiary of Cardinal Top Co. (“TopCo”), to deliver the Merger Consideration pursuant to Section 2.1, and

(ii) the payment of $10.00 by IntermediateCo to the Surviving Company, the Surviving Company will issue to IntermediateCo at the Effective Time 1,000 (or such other number as is agreed by the Surviving Company and IntermediateCo) fully paid and nonassessable shares of common stock of the Surviving Company.
     2.4. Treatment of Options and Other Stock Based Awards. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) issued pursuant to any Company Stock Incentive Plan shall be fully vested and shall be assumed by Parent and shall be honored by Parent in accordance with its terms (as modified as provided herein) following its conversion in the Merger into options to purchase Parent Common Shares (“Parent Options”). From and after the Effective Time, each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of Parent Common Shares equal to the product of (I) the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Option and (II) 0.5522 (the “Stock Option Exchange Ratio”), rounded down, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the shares of Company Common Stock otherwise purchasable pursuant to such Company Option, divided by (z) the Stock Option Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any Company Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”) applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. In all events, the foregoing substitution of all Company Options with Parent Options shall comply with the requirements of Section 409A of the Code.
          (b) The Company and Parent shall take all corporate action necessary for the conversion of the Company Options, and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Parent Options issued in substitution for such Company Options in accordance with this Section 2.4. As soon as practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall file a registration statement on Form F-3 or Form F-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Shares subject to such Parent Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.
          (c) The Company shall take such action as shall be required to (i) terminate the Dividend Reinvestment and Stock Purchase Plan (the “DRIP and Purchase Plan”) as provided in Section 7.15; and (ii) ensure that all Company Common Stock held in the Company tax-qualified defined contribution plan is treated in the same manner as all other shares of Company Common Stock under Article II of this Agreement.

          (d) Following the Effective Time, Parent shall maintain, solely for purposes of the Parent Options provided for above, the 1989 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 2004 Employee Stock Option Plan (collectively, the “Company Stock Incentive Plans”). Any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof (including the DRIP and Purchase Plan) shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Option or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Company.
          (e) As soon as practicable after the Effective Time, Parent shall cause the Surviving Company to deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Incentive Plans and stating that such Company Stock Incentive Plans, the Company Options and the underlying stock option agreements have been assumed by Parent and converted into stock incentive plans covering, and options to purchase, Parent Common Shares, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the Company Stock Incentive Plans).
     2.5. Reservation of Right to Revise Structure. Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as merger consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of Company Common Stock as a result of receiving the consideration payable in respect of shares of Company Common Stock pursuant to the Merger, or (C) impede or delay consummation of the Merger other than in an immaterial respect. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
     2.6. Withholding. Parent or any of its Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.
     2.7. Certain Adjustments. The Exchange Ratio and the Stock Option Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Parent’s capitalization.

ARTICLE III
EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
     3.1. Parent to Make Merger Consideration Available. At or promptly after the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the “Exchange Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”), for exchange in accordance with this Article III, (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(b) (and/or certificates representing such Parent Common Shares, at Parent’s election), (ii) cash sufficient to make the cash payments payable pursuant to Section 2.1(b), and (iii) cash sufficient to pay cash in lieu of fractional Parent Common Shares pursuant to Section 2.2.
     3.2. Exchange of Certificates. (a) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.
          (b) No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate and no Merger Consideration shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive Parent Common Shares shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole Parent Common Shares issuable to such holder in respect of such Certificate.
          (c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.
          (e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as disclosed in, and reasonably apparent from, any of the Company Reports filed with the SEC on or after January 1, 2007 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”, it being agreed that, except as otherwise provided in the Company Disclosure Schedule, disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
     4.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Parent or the Surviving Company, as the case may be, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (x) has a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (y) that prevents or materially impairs such party’s ability to consummate the Merger on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect to the extent resulting from (i) changes after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in U.S. generally accepted accounting principles (“U.S. GAAP”) (or in the case of Parent or any other party to this Agreement (or their respective assignees) that is a Canadian entity, Canadian generally accepted accounting principles (“Canadian GAAP”)) or regulatory accounting requirements, in any such case applicable to banks or their holding companies generally, (ii) the announcement of this Agreement or any action of any party to this Agreement or any of its Subsidiaries required to be taken by it under this Agreement (including any actions taken by the Company or any of its Subsidiaries as required by Section 7.16), (iii) changes or events after the date of this Agreement in general economic, business or financial conditions affecting banks or their holding companies generally, including changes in prevailing interest rates and currency exchange rates, provided, that the effect of such changes described in this clause (iii) (including changes in interest rates) shall not be excluded to the extent of the disproportionate impact, if any, they have on such party and its Subsidiaries, taken as a whole (relative to other banks or their holding companies), and provided, further, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect, and (iv) the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or Canada. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
          (b) Section 4.1 of the Company Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a bank, corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. “Significant Subsidiaries” means each of the Bank Subsidiaries and Commerce Banc Insurance Services, Inc. (“CBIS”) (and not any of their direct or indirect Subsidiaries). The certificate of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
          (c) Except for its ownership of Commerce Bank, N.A. (“Commerce Bank”), Commerce Bank/North (“Commerce North” and together with Commerce Bank, the “Bank Subsidiaries”), and the indirect interests in Commerce Bank/Harrisburg (“Pennsylvania Commerce”) described in Section 4.1(c) of the Company Disclosure Schedule, the Company does not own, beneficially or of record, either directly or indirectly, more than 2% of the voting securities or equity interests in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) (other than any such shares held in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). The deposits of the Bank Subsidiaries are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law. Commerce Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the FHLB of New York.
     4.2. Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of September 28, 2007, there were 193,656,615 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock outstanding and 1,976,923 shares of Company Common Stock held in the Company’s treasury. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding. As of September 28, 2007, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for an aggregate of 49,376,023 shares of Company Common Stock reserved for issuance upon the exercise of Company Options pursuant to the Company Stock Incentive Plans. Since September 28, 2007 and through the date of this Agreement, the Company has not (i) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for any such issuances of Company Common Stock as a result of exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (ii) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the

Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). Except as otherwise specified in this Section 4.2(a), neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries. The Company redeemed all of its 5.95% Convertible Trust Capital Securities as described in the Company’s Annual Report on Form 10-K filed on March 16, 2007 with the U.S. Securities and Exchange Commission (the “SEC”) and neither the Company nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding.
          (b) Section 4.2(b) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and all other equity or equity-based awards (including restricted stock units, if any) relating to Company Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company, the date each such Company Option or other award was granted, the number of shares of Company Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, and the price at which each such Company Option may be exercised (or base price with respect to stock appreciation rights, if any).
          (c) Section 4.2(c) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Significant Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or other equity interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent provided in 12 U.S.C. §55 and similar state laws) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.
          (e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.
     4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company, and no other corporate and no shareholder proceedings (subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Company Vote) on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (1) any material leases or related agreements related to stores or other facilities operated by either of the Bank Subsidiaries or any of their affiliates or (2) any note, bond, mortgage, indenture, deed of trust, license, lease (other than such leases covered by clause (y)(1) above), agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except in the case of clauses (i) (to the extent relating to Subsidiaries) or (ii), for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) In accordance with Section 14A:11-1 of the NJBCA, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.
     4.4. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act (including with respect to the qualification of TopCo and IntermediateCo as bank holding companies and the indirect acquisition by Parent of the Company’s interest in Pennsylvania Commerce), the New Jersey Department of Banking and Insurance, the Pennsylvania Department of Banking and the Superintendent of Financial Institutions (Canada) and the approval of such applications and notices, (ii) approval of the listing on the Toronto Stock Exchange and the New York Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the shareholders of the Company to be held to vote on the approval of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Commercial Recording pursuant to the NJBCA and such other Governmental Entities as required by the NJBCA, (v) the approval of this Agreement by the Required Company Vote, (vi) the consents and approvals set forth in Section 4.4 of the Company Disclosure Schedule, (vii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (ix) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (x) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or of or with any other third party by and on behalf of the Company (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby.
     4.5. SEC Documents; Other Reports; Internal Controls. (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
          (b) The Company and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.
          (e) The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.
     4.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The information with respect to the investment securities portfolio of the Company and its Subsidiaries set forth in Section 4.6(a) of the Company Disclosure Schedule is true, correct and complete in all material respects.
          (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would be reasonably expected to have, a Material Adverse Effect on the Company.
     4.7. Broker’s Fees. Except for Goldman, Sachs & Co., neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Goldman, Sachs & Co. relating to any such fees or commissions have been furnished to Parent prior to the date hereof.
     4.8. Absence of Certain Changes or Events. Since December 31, 2006, (i) no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) prior to the date hereof, neither the Company nor any of its Subsidiaries has (A) effected or authorized any adjustment, split, combination or reclassification of any of its capital stock, or redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or stock appreciation rights (except pursuant to the exercise of stock options); (B) declared, set aside or paid any dividend other than regular quarterly cash dividends on the Company Common Stock; (C) sold, licensed, leased, encumbered, mortgaged, transferred, assigned or otherwise disposed of any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice; (D) made any changes in its accounting methods or method of Tax accounting, practices or policies; (E) settled any claim, action or proceeding involving monetary damages in excess of $10 million; (F) from and after the date of the Specified Orders, taken any action that violates, or fails in any material respect to comply with, either of the Specified Orders; or (G) agreed to, or made any commitment to, take any of the foregoing actions.
     4.9. Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.9(a) of the Company Disclosure Schedule sets forth all pending (and, to the best of the Company’s knowledge, all threatened) legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries as of the date of this Agreement.
          (b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.9(b) of the Company Disclosure Schedule sets forth all material injunctions, orders, awards, judgments, settlements, decrees or regulatory restrictions imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries as of the date of this Agreement.
          (c) As of the date hereof, no claim or submission has been made or, to the knowledge of the Company, threatened, by any Insider or Insider-Related Party with respect to rights to indemnification, advancement of expenses or other reimbursement of or to such person or any of such person’s affiliates by the Company or any of its Subsidiaries with respect to any of the Specified Regulatory Matters. As used herein, (i) the terms “Insider” and “Insider-Related Parties” shall have the meanings set forth in the Consent Order, dated June 28, 2007 between Commerce Bank and the Office of the Comptroller of the Currency (the “Consent Order”) and (ii) the term “Specified Regulatory Matters” means the Specified Orders, the related investigations by the Office of the Comptroller of the Currency (the “OCC”) or the Federal Reserve Board, the matter set forth in Section 4.9(c)(A) of the Company Disclosure Schedule and the matters that are the subject of such Specified Orders, investigations, proceedings and matter.

          (d) Except in connection with the Specified Orders, since January 1, 2004, (i) there have been no subpoenas, written demands, inquiries or information requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request.
     4.10. Taxes.
          (a) (w) no audit of any material Tax Return of the Company or any of its Subsidiaries is being conducted by a taxing authority; (x) each of the Company and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full all Taxes due or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, threatened, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries.
          (b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.
          (c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.
          (d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.
          (e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
          (f) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
          (g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

          (h) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law) or the regulations thereunder.
          (i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, or (v) deferred gains arising prior to the Closing Date.
          (j) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (k) For purposes of this Agreement:
     (i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and
     (ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments, supplements or attached schedules to any of the foregoing.
     4.11. Employees; Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, director, consultant or independent contractor of the

Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans”.
          (b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable Law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, (v) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (vi) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vii) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change or increase benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; (viii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (ix) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Plan provides any Company Employees with any amount of compensation, or if such Company Employees were to be provided compensation that is or would be subject to the excise taxes applicable under Section 409A or 4999 of the Code.
          (d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any material liability with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied.
          (e) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened.
          (f) (i) No Plan exists that could result in the payment to any present or former Company Employee of any money or other property or accelerate or provide any other rights or benefits to any present or former Company Employee as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). (ii) There is no Plan that, individually or collectively, could reasonably be expected to give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement.
     4.12. Board Approval; Shareholder Vote Required. (a) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration by the shareholders of the Company at the Company Shareholders Meeting. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of New Jersey, federal Law or, to the knowledge of the Company, the Laws of any other state in the United States is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company Board Approval is sufficient to exempt fully the Merger and the other transactions contemplated hereby from the provisions of Article Seventh of the certificate of incorporation of the Company.
     (b) The affirmative vote of the holders of a majority of the votes cast by holders of Company Common Stock to approve this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

     4.13. Compliance With Applicable Law. (a) The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act and any other Law relating to discriminatory banking practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including with limitation, the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any default or violations of any applicable Law, except where any such default, violation or noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (c) The Company, each of its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (x) a broker-dealer or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC (or in equivalent capacities with any other Governmental Entity) are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (d) The Company has delivered or made available to Parent a true, correct and complete copy of the currently effective Forms ADV and BD as filed with the SEC by each Subsidiary of the Company. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (e) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or disclosed on the Forms ADV or BD of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”)) has been or is the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Forms ADV or BD, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”) (including pursuant to Section 203(e) or (f) thereof) or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.
          (f) Section 4.13(f) of the Company Disclosure Schedule sets forth with respect to the Company and its Subsidiaries a complete list of all (i) broker-dealer licenses or registrations and (ii) all licenses and registrations as an investment adviser under the Advisers Act or any similar state laws. Neither the Company nor any of its Subsidiaries is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any similar state laws.
     4.14. Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement, (ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (iii) which limits the Company’s or any of its Subsidiaries’ rights in and to the name “Commerce” or any derivation thereof, (iv) which relates to the incurrence of material indebtedness for borrowed money (other than deposit liabilities, advances and loans from the

FHLB of Pittsburgh or of New York and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vi) which limits the payment of dividends by the Company or any of its Subsidiaries, (vii) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (viii) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, or (ix) which grants any person the right to use the name “Commerce” or any derivation thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Company Reports or set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has made available to Parent true, correct and complete copies of each Company Contract.
          (b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) The Company has provided to Parent true, correct and complete copies of the Network Agreement dated January 1, 1997 (as amended by Amendment No. 1 thereto, dated as of April 2002, and Amendment No. 2 thereto, dated as of September 29, 2004), by and between the Company and Pennsylvania Commerce, and the Master Services Agreement, dated as of July 21, 2006, by and among the Company, Pennsylvania Commerce and Commerce Bank. Other than the agreements specified in the preceding sentence, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) with Pennsylvania Commerce or any of its affiliates. There are no restrictions of any manner on the sale, other transfer or encumbrance of the securities of Pennsylvania Commerce or any of its Subsidiaries owned by the Company.
     4.15. Agreements With Regulatory Agencies. Except for the Consent Order and for the Memorandum of Understanding, dated June 28, 2007 between the Company and the Federal Reserve Bank of Philadelphia (together, the “Specified Orders”), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Company Disclosure Schedule, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations. To the knowledge of the Company, none of the Company or any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement.
     4.16. Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Form F-4 (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
     4.17. Title to Property. (a) The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except (x) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and (z) other such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     4.18. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof, each such policy is outstanding and in full force and effect, all premiums and other payments due under any material policy have been paid, and all claims thereunder have been filed in due and timely fashion, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     4.19. Environmental Liability. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the knowledge of the Company, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards of conduct relating to environmental exposure, human health or safety as it relates to Hazardous Substance handling or exposure, or under any local, state or federal Law relating to the protection of the environment or human health or safety as it relates to Hazardous Substance handling or exposure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and to the knowledge of the Company, no such proceeding, claim, action or governmental investigation that would impose any such liability or obligation is anticipated by the Company. Section 4.19(a) of the Company Disclosure Schedule sets forth all legal, regulatory, administrative, arbitral or other proceedings, claims, actions, and, to the knowledge of the Company, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries as of the date of this Agreement. During or, to the knowledge of the Company prior to, the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (“Hazardous Substances”) in, on, under or affecting any such property which would reasonably be expected to result in any claim against, or liability of, the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (b) Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.19(b) of the Company Disclosure Schedule sets forth all agreements, orders, judgments, decrees, legal claims or settlements by or with any court, governmental authority, regulatory agency or third party imposing on the Company or any of its Subsidiaries any material liability or obligation pursuant to or under any Environmental Law as of the date of this Agreement.
     4.20. Opinion Of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Stock, in the aggregate, is fair from a financial point of view to such holders.
     4.21. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in the conduct of their existing businesses and all rights relating to the plans, design and specifications of its branch facilities (“Proprietary Rights”) free and clear of all Liens and any claims of ownership by current or former employees, contractors, designers or others and (ii) neither the Company nor any of its Subsidiaries is materially infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries received any written (or, to the knowledge of the Company, oral) communications alleging that any of them has materially infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any written communications within the past two years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by the Company and its Subsidiaries. The Company and each of its Subsidiaries take reasonable actions to protect and maintain: (a) the Proprietary Rights they own and (b) the material software, databases, networks and systems, they own or control against unauthorized use, modification, or access thereto.
     4.22. Loan Matters. (a) (i) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (12 CFR Part 215)) of the Company or any of its Subsidiaries, (ii) except as listed in Section 4.22(a) of the Company Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made and (iii) all such Loans are and were made in compliance in all material respects with all applicable Laws.
          (b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant loan documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each outstanding Loan (x) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (y) to the extent secured, has been secured by valid Liens which have been perfected and (z) to the Company’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) the loan documents with respect to each such outstanding Loan complied with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct.
     4.23. Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, (iii) affiliate or family member of any of the foregoing, (iv) Insider or Insider-Related Party, (v) Pennsylvania Commerce or any of its Subsidiaries, officers, directors or other affiliates or (vi) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
     4.24. Community Reinvestment Act Compliance. Each of the Bank Subsidiaries is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of at least “satisfactory” from the OCC or the FDIC, as applicable, in its most recently completed exam, and the Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any of the Bank Subsidiaries failing to be in compliance in all material respects with such provisions or having its current rating lowered.

     4.25. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law or regulation.
     4.26. Derivative Instruments and Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
          (a) All Derivative Transactions (as defined below) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.
          (b) As of August 31, 2007, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Impaired” or words of similar import.
          (c) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     4.27. Approvals. As of the date of this Agreement, the Company knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
          Except (i) as disclosed in, and reasonably apparent from, any of the Parent Reports filed with the SEC or the Canadian securities regulatory authorities on or after December 1, 2006 but prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the like-numbered section of the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”, it being agreed that, except as otherwise provided in the Parent Disclosure Schedule, disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent represents and warrants to the Company as follows:
     5.1. Corporate Organization. (a) Parent is duly organized and validly existing as a bank under the laws of Canada. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The charter of Parent is the Bank Act (Canada). The copy of the bylaws of Parent which has been made available to the Company, is a true, correct and complete copy of such document as in full force and effect as of the date of this Agreement.
          (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is an indirect wholly owned subsidiary of Parent.
     5.2. Capitalization. The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares and unlimited number of Class A First Preferred Shares (the “Parent Preferred Shares”). As of September 28, 2007, there were 718,102,289 Parent Common Shares outstanding and 39,000,000 Parent Preferred Shares outstanding. As of September 28, 2007, no Parent Common Shares or Parent Preferred Shares were reserved for issuance. Since

September 28, 2007 and through the date of this Agreement, and other than in connection with the transactions contemplated by this Agreement, Parent has not (i) issued or authorized the issuance of any Parent Common Shares or Parent Preferred Shares, or any securities convertible into or exchangeable or exercisable for Parent Common Shares or Parent Preferred Shares, except for any such issuances of Parent Common Shares as a result of exercise of Parent Options outstanding as of September 28, 2007, (ii) reserved for issuance any Parent Common Shares or Parent Preferred Shares or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any Parent Common Shares or Parent Preferred Shares. All of the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as otherwise set forth in this Section 5.2(a), neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements, arrangements or commitments of any character relating to the purchase or issuance of any shares of Parent’s capital securities or other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent’s capital securities or equity-based awards, nor is there any agreement, to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. The Parent Common Shares to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     5.3. Authority; No Violation. (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of Parent and Merger Sub, and no other corporate or shareholder proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent and Merger Sub or any of the similar governing documents of any of their respective Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     5.4. Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act (including with respect to the qualification of TopCo and IntermediateCo as bank holding companies and the indirect acquisition by Parent of the Company’s interest in Pennsylvania Commerce), the New Jersey Department of Banking and Insurance, the Pennsylvania Department of Banking and the Superintendent of Financial Institutions (Canada) and the approval of such applications and notices, (ii) approval of the listing on the Toronto Stock Exchange and the New York Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form F-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Commercial Recording pursuant to the NJBCA and such other Governmental Entities as required by the NJBCA, (v) the approval of this Agreement by the Required Company Vote, (vi) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal, state or provincial securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of insurance Laws and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Parent or Merger Sub are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

     5.5. SEC Documents; Other Reports; Internal Controls. (a) Parent has filed all required reports, forms, schedules, registration statements and other documents with the SEC and the Canadian securities regulatory authorities since December 31, 2003 (the “Parent Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act or the applicable Canadian securities Laws, as the case may be, and the rules and regulations of the SEC or the applicable Canadian securities regulatory authority thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC or the applicable Canadian securities regulatory authority, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC or any Canadian securities regulatory authority, as applicable, with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
          (b) Parent and each of its Subsidiaries have timely filed all material reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity (other than the SEC and the Canadian securities regulatory authorities) and have paid all fees and assessments due and payable in connection therewith.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors and in Section 5.5(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
          (d) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP.

          (e) Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act and the applicable Canadian securities Laws) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and the applicable Canadian securities Laws with respect to the Parent Reports.
     5.6. Financial Statements; Undisclosed Liabilities. (a) The financial statements of Parent (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC or the applicable Canadian securities regulatory authority with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the applicable Canadian regulatory authorities), have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report to Shareholders filed on Form 6-K for the quarter ended July 31, 2007, as filed with the SEC or otherwise disclosed in the Parent Reports filed subsequent to the date of the filing of such quarterly financial statements and prior to the date hereof, (ii) this Agreement, or (iii) liabilities incurred since July 31, 2007 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), which has had, or would be reasonably expected to have, a Material Adverse Effect on Parent.
     5.7. Broker’s Fees. Except for the persons set forth in Section 5.7 of the Parent Disclosure Schedule, whose fees and expenses shall be paid by Parent, neither Parent nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.
     5.8. Absence of Certain Changes or Events. Since October 31, 2006, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     5.9. Legal Proceedings. (a)  Neither Parent nor any of its Subsidiaries (or, to the knowledge of Parent, any of the current or former directors or executive officers of Parent or any of its Subsidiaries) is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
          (b) There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     5.10. Board Approval; No Shareholder Vote Required. (a)  The board of directors of Parent has duly approved this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Merger Sub has duly approved this Agreement, the Merger and the other transactions contemplated hereby, declared it advisable for Merger Sub to enter into this Agreement and this Agreement has been approved by the sole shareholder of Merger Sub.
          (b) No vote of the holders of Parent Common Shares or the Parent Preferred Shares is necessary to approve and adopt this Agreement and the transactions contemplated hereby.
     5.11. Compliance With Applicable Law. Parent and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties and assets under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     5.12. Agreements With Regulatory Agencies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Parent Regulatory Agreement”), any Governmental Entity that restricts or by its terms will in the future restrict the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations. To the knowledge of Parent, none of Parent or any of its Subsidiaries has been advised by any Governmental Entity that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Parent Regulatory Agreement.
     5.13. Financing. As of the Closing Date, Parent or one of its Subsidiaries will have available all funds necessary to pay on the Closing Date the aggregate cash portion of the Merger Consideration and all fees and expenses to be paid by Parent pursuant to this Agreement.
     5.14. Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Form F-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
     5.15. Approvals. As of the date of this Agreement, Parent knows of no reason relating to it or its Subsidiaries why all regulatory approvals from any Governmental Entity required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Section 8.2(c).
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice (provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this clause (i) unless such action constitutes a breach of such provision of Section 6.2), (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to materially and adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the Merger or (y) the consummation of Merger.
     6.2. Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
          (a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Company Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the Company’s obligations pursuant to Section 6.4); and (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause any Bank Subsidiary to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the applicable regulations thereunder; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest (except pursuant to the exercise of Company Options outstanding as of the date hereof and disclosed in Section 4.2(b) of the Company Disclosure Schedule), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options);
          (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;
          (c) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of, or abandon or fail to maintain, any of its material rights, assets or properties or cancel or release any material indebtedness owed to any such person or any claims held by any such person, except (i) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;
          (d) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (i) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (ii) purchases of U.S.

government and U.S. government agency securities which are investment grade rated and, in the case of any such securities that are fixed rate instruments, have a final maturity of five years or less, and (iii) transactions that, together with all other such transactions, are not material to the Company, and in each case in the ordinary course of business consistent with past practice;
          (e) foreclose on or take a deed or title to any commercial real estate that would reasonably be expected to pose a risk of a material environmental liability without first obtaining a Phase I environmental assessment of the property, or foreclose on or take a deed or title to any commercial real estate if such environmental assessment indicates the presence of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in an amount or condition that would reasonably be expected to result in any material liability;
          (f) other than in the ordinary course of business consistent with past practice, enter into, renew, extend or terminate (i) any Company Contract or (ii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 4.23; or make any material change in any such Company Contract or agreement, contract, plan, arrangement or other transaction;
          (g) except as required by Law or the terms of any Plan or agreement in effect on September 1, 2007 and disclosed in Section 4.11(a) of the Company Disclosure Schedule, (i) increase the compensation or benefits of any Company Employee; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (iv) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (specifically, the Company shall not execute any new, amendments to, or amended and restated, employment agreements with any Company Employees providing for an annual base salary in excess of $150,000 or severance benefits that are any greater than those to be provided under the Severance Plan); (v) grant any equity or equity-based awards; (vi) hire, or terminate the employment of, any Company Employee with an annual base salary in excess of $150,000; or (vii) effectuate any layoffs of Company Employees without compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or regulation;
          (h) (i) make, or commit to make, any capital expenditures in excess of (A) $1 million per project or related series of projects or (B) $35 million in the aggregate or (ii) incur any material indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities in the ordinary course of business consistent with past practice, indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof);

          (i) permit the commencement of any construction of new structures or facilities upon, or purchase, enter into the option to purchase, or exercise the right to purchase, any real property in respect of, any branch office, loan production or servicing facility or other real property and except as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or other real property;
          (j) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, without previously notifying and consulting with Parent, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan (x) that is not made in conformity, in all material respects, with the Company’s ordinary course lending policies and guidelines in effect as of the date hereof or (y) which has a principal balance in excess of $20 million, or which increases an existing Loan by $20 million or more;
          (k) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction (other than furnishing information and participating in discussions to the extent permitted by Section 7.4) or incur or sustain any material obligation, in each case, other than in the ordinary course of business consistent with past practice;
          (l) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(l) of the Company Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, any Insiders or Insider-Related Parties or affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than Loans made in the ordinary course of the business of the Company and its Subsidiaries, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;
          (m) (i) settle any claim, action or proceeding involving monetary damages in excess of $2 million for any individual claim, action or proceeding or $10 million in the aggregate, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, other than in the ordinary course of business consistent with past practice;
          (n) adopt or implement any amendment of its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of the Company, other than CBIS and any of its Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
          (o) except as required by Law or by Section 7.16, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;
          (p) except as required by Law, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans or (ii) its hedging practices and policies;
          (q) take any action that violates, or fail to timely take any action that is required by, either of the Specified Orders;
          (r) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement;
          (s) make any material changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law or U.S. GAAP, in each case as approved in writing by the Company’s independent public accountants;
          (t) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;
          (u) (i) other than in the ordinary course of business consistent with past practice, introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;
          (v) except as required by Law, make or change any material Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or
          (w) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.
     6.3. No Fundamental Parent Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), (i) amend, repeal or otherwise modify its bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the

Merger set forth in Section 8.1 or 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement, (iii) in the case of Parent only, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.
     6.4. Company Dividends. From and after January 1, 2008 and until the Effective Time, the Company shall consult with Parent regarding the record dates and the payment dates relating to any dividends in respect of Company Common Stock, it being the intention of the Company and Parent that holders of Company Common Stock shall not receive two dividends (or fail to receive one dividend), for any single calendar quarter with respect to their shares of Company Common Stock and/or any Parent Common Shares that any such holder receives in exchange therefor pursuant to the Merger.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1. Regulatory Matters. (a)  Parent and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and promptly cause to be filed with the SEC the Form F-4. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Form F-4 is declared effective. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC.
          (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws, all the information relating to the other party and any of its respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
          (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable state, provincial or local securities Laws.
          (d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
          (e) Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any substantive communication from a Governmental Entity with respect to the Specified Regulatory Matters, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the Specified Regulatory Matters and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Parent with the opportunity to participate in any meetings or substantive telephone conversations that the Company or its Subsidiaries or their respective representatives may have from time to time with any Governmental Entity with respect to the Specified Regulatory Matters.
     7.2. Access to Information. (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (c) Parent shall hold all information furnished by the Company or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated August 7, 2007, between Parent and the Company (the “Company Confidentiality Agreement”). The Company shall hold all information furnished by Parent or any of its Subsidiaries or representatives pursuant to Section 7.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated September 10, 2007, between Parent and the Company (the “Parent Confidentiality Agreement”).
          (d) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.
     7.3. Shareholder Approval. (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the date upon which the Form F-4 becomes effective (the “Company Shareholders Meeting”) for the purpose of obtaining the Required Company Vote and, subject to Section 7.3(b), shall take all lawful action to solicit the approval of this Agreement by such shareholders. The board of directors of the Company shall recommend approval of this Agreement by the shareholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly withdraw, amend or modify in any manner adverse to Parent such recommendation (a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b) Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company and its board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:
     (i) it has complied in all material respects with Section 7.4,
     (ii) its board of directors, based on the advice of its outside counsel, determines in good faith that failure to take such action is reasonably likely to result in a violation of its fiduciary duties under applicable Law, and
     (iii) if the Company’s board of directors intends to effect a Change in Company Recommendation in relation to an Acquisition Proposal, (A) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, (B) the Company has notified Parent, at least five (5) Business Days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
     7.4. Acquisition Proposals. (a) Except to the extent expressly permitted by Section 7.17, from the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing confidential information) the submission of any inquiries, proposals or offers (whether firm or hypothetical) or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; provided, however, that it is understood and agreed that any Change in Company Recommendation permitted under Section 7.3(b) shall in and of itself not be deemed to be a breach or violation of this Section 7.4(a). Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide Acquisition Proposal and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their Representatives to, prior to (but not after) the date of the Company Shareholders Meeting, take any action described in clause (ii) above to the extent that the Company’s board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Company Confidentiality Agreement and the Company shall promptly provide to Parent an executed copy of such confidentiality agreement; and provided, further, that the Company shall promptly provide Parent with any non-public information concerning the Company or its Subsidiaries provided to such person which was not previously provided or made available to Parent (or its Representatives).
          (b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries) relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute 20% or more of the consolidated business, revenues, net income, assets (including stock of the Company’s Subsidiaries) or deposits of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, or (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Significant Subsidiaries that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Significant Subsidiaries or the surviving parent entity in such transaction.
          (c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed.
          (d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of the Company thereunder. The Company will promptly (and in all events within 48 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. Without limiting the foregoing, the Company shall notify Parent orally and in writing within 48 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides non-public information or data to another person in connection with an Acquisition Proposal.
          (e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     7.5. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).
          (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of Parent and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.
     7.6. Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Company Shareholders Meeting, a written agreement substantially in the form attached as Exhibit A hereto.
     7.7. Employees; Employee Benefit Plans.
          (a) As of the Effective Time, the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time shall, unless and until such Company Employees become eligible to participate in the employee benefit plans sponsored or maintained by TD Banknorth Inc. (excluding equity-based plans and defined benefit pension plans) (the “TD Banknorth Plans”) in which similarly situated employees of TD Banknorth Inc. participate, to the same extent as similarly situated employees of TD Banknorth Inc. so participate (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans), continue to participate in the Plans (excluding the Company Stock Incentive Plans (other than with respect to Parent Options), the DRIP and Purchase Plan and the Employee Stock Ownership Plan feature of the Company’s 401(k) Plan); provided, however, that (i) nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any Company Employee under any equity-based plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require Parent or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement (or together with any other action) pursuant to any employment, severance, change-in-control, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change-in-control agreement or plan offered by Parent or any of its Subsidiaries, (iii) nothing contained herein shall require a Company Employee’s participation in Parent’s or any of its Subsidiaries’ defined benefit pension plan and (iv) until December 31, 2008, the employee benefit plans made available to the Company Employees shall be no less favorable in the aggregate than the employee benefit plans (excluding equity-based plans, defined benefit pension plans and severance policies and practices) provided to the Company Employees on the date of this Agreement. From and after the Effective Time, Parent shall cause the Company and its Subsidiaries, and any successors thereto, to honor, without modification, all employment, retention, severance and change-in-control contracts, agreements and arrangements, as amended through the date hereof, listed in Section 4.11(a) of the Company Disclosure Schedule (the “Employment Agreements”). As of the Effective Time, employees of the Company and its Subsidiaries who are not otherwise parties to the Employment Agreements (excluding any Employment Agreements that do not provide for severance or similar termination pay) shall be covered by and eligible to participate in that certain severance plan attached to this Agreement in Section 7.7(a)-1 of the Parent Disclosure Schedule (the “Severance Plan”), which (x) shall take into account all service with the Company or any Subsidiary (or any of their respective predecessors) as provided for therein and (y) shall be caused by Parent to be maintained for at least two years following the Closing Date. In addition, effective as of the Effective Time, with respect to Eligible Employees (as such term is defined in the Severance Plan) who are employed by the Company or a Subsidiary (“Company Eligible Employees”): (A) the schedule of Severance Benefits (as such term is defined in the Severance Plan) that shall be provided to such employees who become Displaced Employees (as such term is defined in the Severance Plan) shall be as set forth in Section 7.7(a)-2 of the Parent Disclosure Schedule and (B) the chief financial officer of the Company shall be consulted by the Plan Administrator (as such term is defined in the Severance Plan), and shall participate in an advisory capacity, with respect to all decisions of the Plan Administrator regarding any Company Eligible Employee or Displaced Employee, as applicable.
          (b) With respect to each TD Banknorth Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits (including determination of the amount of any benefit that is affected by seniority) and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan of Parent), service with the Company or any Subsidiary (or of their respective predecessors) shall be treated as service with Parent to the extent recognized by the Company prior to the date of this Agreement under comparable Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any TD Banknorth Plan. Each TD Banknorth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. The Company Employees shall be given credit for amounts paid under a corresponding benefit plan of the Company or any of its Subsidiaries during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the TD Banknorth Plan during the applicable plan year.
          (c) With respect to the Company’s 2008 calendar year, Parent shall cause the Surviving Company to provide that each Company Employee will participate during such year in either (i) the TD Banknorth Plans providing an annual cash bonus payable in respect of such year or (ii) the Plans that are annual cash incentive plans; provided, however, that in all events, Parent shall cause the Surviving Company to pay bonuses thereunder in respect of such 2008 calendar year to the Company Employees as follows: (i) for Company Employees who are parties to an Employment Agreement that contains a target annual bonus amount (the “Target Bonus”), they shall receive payment of an amount equal to at least the pro rata portion of such Target Bonus in respect of the period from January 1, 2008 through the Closing Date and (ii) for Company Employees who are not parties to Employment Agreements containing a target annual bonus amount, they shall receive payment of an amount equal to at least the pro rata portion of the actual annual bonus received by each such Company Employee payable in respect of calendar year 2007 in respect of the period from January 1, 2008 through the Closing Date; which payment Parent shall cause to be made no later than the date that annual bonuses are otherwise payable pursuant to the Plans and/or Employment Agreements in respect of calendar year 2008. In addition, with respect to the Company’s 2007 calendar year, Parent shall make grants to Company Employees of equity-based awards on Parent Common Shares equal in the aggregate to up to $30 million in value of equity-based awards granted with respect to Company Common Stock to Company Employees, based on a Black-Scholes or equivalent equity compensation calculation methodology (the “Equity Pool Amount”); provided, however, that the amount of the Equity Pool Amount shall be reduced by the value (as determined consistent with the calculation of the Equity Pool Amount) of the aggregate amount of equity-based awards granted on Company Common Stock to Company Employees employed by CBIS in calendar year 2007, if CBIS is sold prior to Parent making such grants. Notwithstanding the foregoing, in the event that there occurs a sale of CBIS (x) prior to the payment of any annual bonus payment in respect of the 2007 calendar year under any Plan, any Company Employees employed by

CBIS who were eligible to receive such a bonus shall nevertheless receive such bonus payments on the date that such bonuses are otherwise payable to Company Employees; and/or (y) prior to the Closing Date, any Company Employees employed by CBIS who would have been eligible to receive an annual bonus payment in respect of the 2008 calendar year under any Plan shall nevertheless receive a bonus payment calculated and payable in the same manner described above for Company Employees employed with the Company or its Subsidiaries, prorated for the period from January 1, 2008 through the date of closing of the sale of CBIS.
          (d) The Company and Parent agree that the Company Retirement Plan for Outside Directors, as the same is set forth in Section 7.7(d) of the Company Disclosure Schedule, is and shall be the sole plan providing for retirement benefits to nonemployee members of the board of directors of the Company.
          (e) The Company and Parent acknowledge and agree that all provisions contained in this Section 7.7 and Section 2.4 with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Parent and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates.
     7.8. Indemnification; Directors’ and Officers’ Insurance. Subject to the limitations set forth in Section 7.8(a) of the Parent Disclosure Schedule:
          (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who as of the date of this Agreement is, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking required by the NJBCA from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent in writing thereof, provided, that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Parent.
          (b) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the date of this Agreement in favor of the current directors or officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any valid and binding agreement to which the Company or any such Subsidiary is a party shall survive the Merger and shall continue in full force and effect and Parent shall cause the Surviving Company to honor such obligations.
          (c) For a period of six (6) years after the Effective Time, Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time (and, to the extent reasonably practicable, persons serving as officers and directors of the Company as of the date of this Agreement who cease to serve in such capacity prior to the Effective Time) to be covered by the directors’ and officers’ liability insurance policy or policies maintained by Parent or one of its Subsidiaries (provided, that Parent’s directors’ and officers’ liability insurance policy or policies provide at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not materially less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company) with respect to claims arising from facts or events that existed or occurred at or prior to the Effective Time. Notwithstanding the foregoing, in no event will Parent be required to expend, on an annual basis, an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 7.8(c) for an amount per year equal to or less than the Insurance Amount, Parent shall use its reasonable best efforts to obtain as much comparable insurance as may be available for the Insurance Amount. The provisions of this Section 7.8(c) shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or by the Company with Parent’s consent, which policies provide the persons covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time with coverage for a period of not less than six (6) years after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time. If such prepaid policies have been obtained by the Company prior to the Effective Time with Parent’s consent, Parent shall maintain such policies in full force and effect and continue to honor all obligations thereunder.
          (d) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

          (e) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and shall survive consummation of the Merger.
     7.9. Advice of Changes. Parent and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.
     7.10. Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, (c) monthly lending/asset quality and risk profile reports, (d) all internal or external audit reports and all internal compliance reviews and (e) any reports provided to senior management or the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. The Company will furnish to Parent the Company’s quarterly analysis of allowances for loans and lease losses and a quarterly summary of all Loan reviews as soon as they become available. In addition, the Company shall furnish Parent, unless prohibited by applicable Law, with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity promptly following the filing thereof. As soon as reasonably practicable after it becomes available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Parent shall furnish to the Company the presentation with respect to monthly financial results of Parent customarily provided by the Chief Financial Officer of the Company to the Senior Executive Team of Parent. All information furnished by the Company to Parent, or by Parent to the Company, pursuant to this Section 7.10 shall be held in confidence to the same extent of Parent’s and the Company’s respective obligations under Section 7.2(c).
     7.11. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4 to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.
     7.12. Takeover Laws. The parties hereto and their respective boards of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.
     7.13. Stockholder Litigation. The Company shall give Parent the opportunity to consult with the Company on a regular basis with respect to, provide Parent with a reasonable opportunity to participate in the preparation of, and to review prior to the filing or submission of, material documents relating to, and provide Parent the reasonable opportunity to participate in, any proceedings, meetings or substantive telephone conversations relating to the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.
     7.14. Transition Committee. As promptly as practicable following the execution of this Agreement, Parent and the Company shall establish a transition committee, consisting of an equal number of representatives designated by each of Parent and the Company (the “Transition Committee”). During the period from the date of this Agreement to the Effective Time, the Transition Committee will (i) confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and (ii) communicate and consult with its members with respect to (x) the manner in which the business of the Company and its Subsidiaries are conducted, (y) audit and accounting procedures and policies, and (z) the Company’s investment securities portfolio and interest rate and other risk management policies and practices, in each case to the extent consistent with applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Nothing contained in this Section 7.14 shall be deemed to require the Company to modify or change its loan, accrual, reserve, tax, litigation or real estate valuation policies and practices prior to the Effective Time without the Company’s consent.
     7.15. DRIP and Purchase Plan. The Company shall cause the plan administrator, which is an “agent independent of the issuer” within the meaning of Rule 10b-18 of the Exchange Act, to satisfy, commencing as promptly as practicable following the date of this Agreement, the Company’s obligations under the DRIP and Purchase Plan with respect to the delivery of Company Common Stock solely through the purchase of Company Common Stock in the open market. No later than one Business Day following receipt of approval of this Agreement at the Company Shareholders Meeting, the Company shall provide to each participant of the DRIP and Purchase Plan, notice of termination of the DRIP and Purchase Plan effective no later than one Business Day prior to the Closing Date.
     7.16. Investment Portfolio Management. The Company has advised Parent that it has determined to take the actions with respect to its investment securities portfolio set forth in Section 7.16 of the Company Disclosure Schedule. The Company agrees that promptly following the date of this Agreement it shall take such actions unless as a result of changes in prevailing interest rates, market conditions or other similar relevant factors the Company reasonably determines in good faith that taking such actions is no longer feasible or consistent with safe and sound banking practices, in which event the Company shall take such alternative actions to achieve the objectives described in Section 7.16 of the Company Disclosure Schedule as the Company may determine to be feasible and consistent with safe and sound banking practices, subject in each case to Parent’s consent (which shall not be unreasonably withheld or delayed). The Company shall consult with Parent on a regular basis with respect to the execution of the actions described in Section 7.16 of the Company Disclosure Schedule, including by providing to Parent daily updates of actions taken to date.
     7.17. Sale of Commerce Banc Insurance Services, Inc. Prior to the date which is 60 days from the date of this Agreement, the Company may enter into a definitive agreement providing for the sale of the stock of CBIS (but excluding the sale of any stock or assets of eMoney Advisor, Inc.), to members of CBIS’s management, the effectiveness of which agreement shall be conditional on the receipt of consent thereto by Parent (which may be withheld in Parent’s sole discretion). Parent shall have 30 days from the date of receipt of such definitive agreement by Parent to provide notice to the Company that it does not consent to such agreement, and if Parent does not provide such notice within such 30-day period, Parent shall be deemed to have granted such consent.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement.
          (b) Stock Exchange Listing. The Parent Common Shares to be issued to the holders of Company Common Stock upon consummation of the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4 shall have been authorized for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance.
          (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
          (d) Form F-4 Effectiveness. The Form F-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

     8.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Chairman, the President and Chief Executive Officer and the Chief Financial Officer of Commerce Bank to the foregoing effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by each of the Chairman, the President and Chief Executive Officer and the Chief Financial Officer of Commerce Bank to such effect.
          (c) Burdensome Condition. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) which imposes any restriction or condition which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either the Surviving Company or Parent or (ii) which would result in an adverse impact on Parent’s status as a “financial holding company” under the BHC Act, in the case of this clause (ii) if such action is due to any fact or condition relating to the Company or any of its Subsidiaries.
     8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
ARTICLE IX
TERMINATION
     9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
          (a) by mutual consent of Parent and the Company in a written instrument;
          (b) by either Parent or the Company if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger;
          (c) by either Parent or the Company if the Effective Time shall not have occurred on or before July 31, 2008 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;
          (e) by either Parent or the Company if the Required Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof;
          (f) by Parent if (i)(x) the board of directors of the Company shall have failed to recommend the Merger and the approval of this Agreement by the shareholders of the

Company, or (y) shall have effected a Change in Company Recommendation, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to Parent (provided, however, so long as the Company has directed its Representatives who are not directors, officers or employees of the Company or any of its Subsidiaries to, and has used its reasonable best efforts to cause such Representatives to, comply with Section 7.4, a breach by any such Representative of such section shall not give rise to a right of Parent to terminate this Agreement pursuant to this Section 9.1(f)(ii)), or (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 7.3; or
          (g) by Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the board of directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.
     9.2. Effect of Termination.
          (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(c) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages.
          (b) The Company shall pay Parent (as consideration for termination of Parent’s rights under this Agreement) the sum of $332 million (the “Termination Payment”) if this Agreement is terminated as follows:
     (i) if this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Parent the entire Termination Payment on the second Business Day following such termination; and
     (ii) if (A) an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (or any person shall have publicly announced, communicated or made publicly known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and (B) following the occurrence of an event described in clause (A), this Agreement is terminated by (x) Parent pursuant to Section 9.1(d), (y) by either Parent or the Company pursuant to Section 9.1(e) or (z) by either Parent or the Company pursuant to Section 9.1(c) without a vote of the shareholders of the Company contemplated by this

Agreement at the Company Shareholders Meeting having occurred, then the Company shall pay to Parent (1) an amount equal to $25 million on the second Business Day following such termination and (2) if the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Acquisition Proposal, in either case, within 15 months of any such termination, then the Company shall pay the remainder of the Termination Payment to Parent on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (2), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “35% or more”.
          (c) Any Termination Payment or portion thereof that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.
          (d) The Company and Parent agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that the payments provided for therein do not constitute a penalty. If the Company fails to pay Parent the amounts due under such sections within the time periods specified in such sections, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
ARTICLE X
GENERAL PROVISIONS
     10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
     10.2. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     10.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     10.4. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing of the Form F-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Parent and the Company.
     10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)		if to Parent or Merger Sub, to:

The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada
Telecopy: (416) 308-1943
Attention: Christopher A. Montague

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attn:	Lee A. Meyerson
Ellen Patterson
	Fax:	(212) 455-2502

(b)		if to the Company, to:

Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, NJ 08034-5400
Fax: (856) 751-1147
Attn: Douglas J. Pauls

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attn: H. Rodgin Cohen
Mitchell S. Eitel
Fax:	(212) 558-3588
     10.6. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement means, (i) with respect to Parent, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 10.6 of the Parent Disclosure Schedule, and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry in the course of their employment, of the individuals set forth in Section 10.6 of the Company Disclosure Schedule.
     10.7. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     10.8. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Company Confidentiality Agreement and the Parent Confidentiality Agreement, which shall survive the execution and delivery of this Agreement to the extent provided in Section 7.2(c).
     10.9. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of New York (except to the extent that mandatory provisions of federal Law or the NJBCA are applicable).
          (a) Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Parent, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
          (b) Parent hereby irrevocably designates its New York Branch, located at 31 West 52nd Street, New York, NY 10019 (in such capacity, the “Parent Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or proceeding arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Parent Process Agent; provided, that in the case of any such service upon the Parent Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section 10.5. Each of Parent, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.
          (c) Each of Parent, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by Parent and the Company to jurisdiction and service contained in this Section 10.9 is solely for the purpose referred to in this Section 10.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
     10.10. Specific Performance. Each of Parent, Merger Sub and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     10.12. Publicity. Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may be required by Law or the rules and regulations of the New York Stock Exchange, or in the case of Parent, the Toronto Stock Exchange. Without limiting the reach of the preceding sentence, Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby.
     10.13. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration, relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations or materially impede or delay consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     10.14. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.
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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK
By:	/s/ W. Edmund Clark
	Name:	W. Edmund Clark
	Title:	President and Chief Executive Officer

CARDINAL MERGER CO.
By:	/s/ Riaz Ahmed
	Name:	Riaz Ahmed
	Title:	President

COMMERCE BANCORP, INC.
By:	/s/ Douglas J. Pauls
	Name:	Douglas J. Pauls
	Title:	Executive Vice President and Chief Financial Officer

[Agreement and Plan of Merger Signature Page]

Exhibit A
Form of Affiliate Letter
The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada
     Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Commerce Bancorp, Inc., a New Jersey corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated October 2, 2007 (the “Merger Agreement”), by and between the Company, The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”) and Cardinal Merger Co., a New Jersey corporation (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), and each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive common shares, no par value per share, of Parent (“Parent Common Shares”), and cash as provided in the Merger Agreement. I further understand that I may receive Parent Common Shares as a result of the exercise of Company Options or other similar rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     I hereby represent, warrant and covenant to Parent that with respect to in the event I receive any Parent Common Shares as a result of the Merger:
     1. The Parent Common Shares to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any Company Option, right or other interest (all such shares and securities being referred to herein as “Restricted Securities”) will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.
     2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for the Company.
     3. I have been advised that the issuance of Parent Common Shares to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel in form and substance reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
     4. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     5. I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:
“The shares represented by this certificate (a) were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies and (b) may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under such Act, (2) in conformity with the volume and other limitations of Rule 145 under such Act, or (3) in accordance with a legal opinion in form and substance reasonably acceptable to The Toronto-Dominion Bank that such sale or transfer is otherwise exempt from the registration requirements of such Act.”
     6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply (A) upon my request, if one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Parent; (B) upon my request, if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the other conditions of such Rule are fulfilled to the reasonable satisfaction of Parent; or (C) I have delivered to Parent (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Parent that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.
     8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an “affiliate” of the Company as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an “affiliate” on or after the date of this letter.
     9. I understand and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest (the “Affiliated Persons”). I will cause the Affiliated Persons to comply with the terms of this Letter Agreement as if a party hereto.
     10. This Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.
     11. This Letter Agreement shall be governed by the Laws of the State of New York.
[Signature Page Follows]

Very truly yours,

Name: